                                                                    EXHIBIT 12.2

    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
       STOCK DIVIDENDS OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
 FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND FOR EACH OF THE FIVE YEARS ENDED
                               DECEMBER 31, 1998
                             (MILLIONS OF DOLLARS)

                                                       FOR THE
                                                    THREE MONTHS
                                                        ENDED                     YEARS ENDED DECEMBER 31,
                                                      MARCH 31,     -----------------------------------------------------
                                                        1999          1998       1997       1996       1995       1994
                                                   ---------------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations, before
  provision or benefit for income taxes and
  cumulative effect of accounting changes
  effective 1-1-98 and 1-1-95....................     $     227     $     892  $   3,514  $   3,450  $   1,201  $   1,409
Dividends from less than 50% owned companies more
  or (less) than equity in net income............            15            --        (11)        (4)         1         (1)
Minority interest in net income..................            19            56         68         72         54         44
Previously capitalized interest charged to income
  during the period..............................             4            22         25         27         33         29
                                                          -----     ---------  ---------  ---------  ---------  ---------
Total earnings...................................           265           970      3,596      3,545      1,289      1,481
                                                          -----     ---------  ---------  ---------  ---------  ---------
Fixed charges and preferred stock dividends:
  Items charged to income:
    Interest charges.............................           142           664        528        551        614        594
    Interest factor attributable to operating
      lease rentals..............................            22           120        112        129        110        118
    Preferred stock dividends of subsidiaries
      guaranteed by Texaco Inc...................             8            33         33         35         36         31
                                                          -----     ---------  ---------  ---------  ---------  ---------
        Total items charged to income............           172           817        673        715        760        743
Interest capitalized.............................             8            26         27         16         28         21
Interest on ESOP debt guaranteed by Texaco
  Inc............................................            --             3          7         10         14         14
Preferred stock dividends (a)....................            13            52         56         54         51         85
                                                          -----     ---------  ---------  ---------  ---------  ---------
Total combined fixed charges and preferred stock
  dividends......................................           193           898        763        795        853        863
                                                          -----     ---------  ---------  ---------  ---------  ---------
Earnings available for payment of combined fixed
  charges and preferred stock dividends (Total
  earnings and total items charged to income)....     $     437     $   1,787  $   4,269  $   4,260  $   2,049  $   2,224
                                                          -----     ---------  ---------  ---------  ---------  ---------
                                                          -----     ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
  preferred stock dividends of Texaco on a total
  enterprise basis...............................          2.26          1.99       5.60       5.36       2.40       2.58
                                                          -----     ---------  ---------  ---------  ---------  ---------
                                                          -----     ---------  ---------  ---------  ---------  ---------

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(a) Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C Variable Rate Cumulative Preferred Stock (redeemed on September 30, 1994), Series E Variable Rate Cumulative Preferred Stock (exchanged for Common Stock on November 8, 1994) and Market Auction Preferred Shares dividends and to exclude the interest portion of the Series B ESOP Convertible Preferred Stock dividends (converted into Common Stock on June 30, 1999) and the interest portion of the Series F ESOP Convertible Preferred Stock (converted into Common Stock on February 16, 1999) dividends.